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                                                                    EXHIBIT 11.1

                          MEDICAL MANAGER CORPORATION
                      BASIC AND DILUTED EARNINGS PER SHARE
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                  THREE MONTHS
                                                                      ENDED
                                                                  MARCH 31, 1998
                                                                  --------------
Net Income                                                           $  3,523
                                                                     ========
BASIC EARNINGS PER SHARE:

Weighted average common shares outstanding                             19,915
                                                                     ========

Basic earnings per share                                             $   0.18
                                                                     ========

DILUTED EARNINGS PER SHARE:

Weighted average common shares outstanding                             19,915
 Common equivalent shares:
    Stock options                                                         904
    Stock awards                                                           36
                                                                     --------
Diluted shares                                                         20,855
                                                                     ========

Diluted earnings per share                                           $   0.17
                                                                     ========

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